UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

February 14, 2006

Date of Report (Date of earliest event reported)

DICKIE WALKER MARINE, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-49819	33-0931599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1405 South Coast Highway Oceanside CA 92054

(Address of Principal Executive Offices) (Zip Code)

(760) 450-0360

Registrant’s telephone number, including area code

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities

On February 14, 2006, the Board of Directors authorized conversion of the accrued salary of its Chief Executive Officer, Gerald W. Montiel, into shares of the Registrant’s common stock. The salary conversion was authorized in preparation for a proposed transaction pursuant to a non-binding letter of intent, and at the request of the proposed partner in the transaction, that was announced by Registrant in a press release dated February 15, 2006. Registrant owed Mr. Montiel a total of $88,000 in accrued salary, of which 40% was paid in cash and 60% will be converted into common stock at $0.16 per share, the same terms under which the Registrant’s noteholders converted their notes in December, 2005. The salary conversion will result in issuance of 330,000 shares of common stock to Mr. Montiel pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On February 14, 2006, the Board of Directors also approved the grant of a total of 300,000 shares of the Registrant’s common stock to certain directors and consultants who were previous employees of the Registrant under the Registrant’s equity incentive plan. The grants were awarded in lieu of severance pay. In addition and also in preparation for the proposed transaction and at the request of the proposed partner in the transaction, the Board authorized an offer to existing stock option holders holding an aggregate of 268,000 outstanding stock options, exercisable at $1.20 per share, to exchange their options for stock grants consisting of the number of shares equal to 40% of their existing options. If the offer is accepted by all option holders, stock grants totaling 107,000 shares will be granted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2006	DICKIE WALKER MARINE, INC.

	By:	/s/ Gerald W. Montiel
Gerald W. Montiel Chairman, Chief Executive Officer and President